Exhibit 10.2

FORM OF

TAX DISAFFILIATION AGREEMENT

BETWEEN

THE MADISON SQUARE GARDEN COMPANY (TO BE RENAMED MSG

NETWORKS INC.)

AND

MSG SPINCO, INC. (TO BE RENAMED THE MADISON SQUARE GARDEN

COMPANY)

TABLE OF CONTENTS

SECTION 1.	Definition of Terms		2

SECTION 2.	Allocation of Taxes and Tax-Related Losses		11

	2.1	Allocation of Taxes	11

	2.2	Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes	12

	2.3	Tax Payments	12

SECTION 3.	Preparation and Filing of Tax Returns		12

	3.1	Combined Returns	12

	3.2	Separate Returns	13

	3.3	Agent	13

	3.4	Provision of Information	13

	3.5	Special Rules Relating to the Preparation of Tax Returns	13

	3.6	Refunds, Credits, Offsets, Tax Benefits	14

	3.7	Carrybacks	15

	3.8	Amended Returns	15

	3.9	Compensatory Equity Interests	15

SECTION 4.	Tax Payments		15

	4.1	Payment of Taxes to Tax Authority	15

	4.2	Indemnification Payments	15

	4.3	Interest on Late Payments	16

	4.4	Tax Consequences of Payments	16

	4.5	Adjustments to Payments	16

	4.6	Section 336(e) Election	17

	4.7	Certain Final Determinations	17

SECTION 5.	Cooperation and Tax Contests		18

	5.1	Cooperation	18

	5.2	Notices of Tax Contests	18

	5.3	Control of Tax Contests	18

	5.4	Cooperation Regarding Tax Contests	19

SECTION 6.	Tax Records		19

	6.1	Retention of Tax Records	19

	6.2	Access to Tax Records	19

	6.3	Confidentiality	19

i

SECTION 7.	Representations and Covenants		20

	7.1	Covenants of Networks and Spinco	20

	7.2	Private Letter Ruling	20

	7.3	Covenants of Spinco	20

	7.4	Covenants of Networks	21

	7.5	Exceptions	22

	7.6	Injunctive Relief	22

	7.7	Further Assurances	22

SECTION 8.	General Provisions		23

	8.1	Construction	23

	8.2	Ancillary Agreements	23

	8.3	Counterparts	23

	8.4	Notices	23

	8.5	Amendments	24

	8.6	Assignment	24

	8.7	Successors and Assigns	24

	8.8	Change in Law	24

	8.9	Authorization, Etc.	24

	8.10	Termination	24

	8.11	Subsidiaries	24

	8.12	Third-Party Beneficiaries	24

	8.13	Double Recovery	25

	8.14	Titles and Headings	25

	8.15	Governing Law	25

	8.16	Waiver of Jury Trial	25

	8.17	Severability	25

	8.18	No Strict Construction; Interpretation	25

SCHEDULE A			2

SCHEDULE B			3

SCHEDULE C			4

SCHEDULE D			5

ii

FORM OF TAX DISAFFILIATION AGREEMENT

THIS FORM OF TAX DISAFFILIATION AGREEMENT (the “Agreement”) is dated as of [            ], 2015, by and between The Madison Square Garden Company (to be renamed MSG Networks Inc. after the Effective Time (as defined below)), a Delaware corporation (“Networks”), and MSG Spinco, Inc. (to be renamed The Madison Square Garden Company after the Effective Time), a Delaware corporation and an indirect wholly-owned subsidiary of Networks (“Spinco” and, together with Networks, the “Parties”, and each, a “Party”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of the Agreement.

RECITALS

WHEREAS, the Board of Directors of Networks determined that, based on the Corporate Business Purposes (as defined below), it is in the best interests of Networks and its stockholders to separate the businesses of Spinco, all as more fully described in Spinco’s registration statement on Form 10, from Networks’ other businesses on the terms and conditions set forth in the Distribution Agreement between Networks and Spinco dated on or about the date hereof (the “Distribution Agreement”);

WHEREAS, the Board of Directors of Regional MSG Holdings LLC (“RMH”) authorized the distribution to Networks, as the sole member of RMH, of all the Spinco Pre-Recapitalization Shares (as defined below) (the “RMH Distribution”) and has determined that, based on the Corporate Business Purposes, the RMH Distribution is in the best interests of RMH and its stockholder and has approved the Distribution Agreement;

WHEREAS, the Board of Directors of Networks has authorized the distribution to the holders of the issued and outstanding shares of Class A Common Stock, par value $0.01 per share, of Networks (“Networks Class A Common Stock”) and Class B Common Stock, par value $0.01 per share, of Networks (“Networks Class B Common Stock” and, together with the Networks Class A Common Stock, the “Networks Common Stock”) as of the record date for the distribution of all the issued and outstanding shares of Class A Common Stock, par value $0.01 per share, of Spinco (the “Spinco Class A Common Shares”) and Class B Common Stock, par value $0.01 per share, of Spinco (the “Spinco Class B Common Shares”) (each such Spinco Class A Common Share and Spinco Class B Common Share is individually referred to as a “Spinco Share” and collectively referred to as the “Spinco Shares”), respectively, on the basis of one Spinco Share for every one share of Networks Common Stock (the “Distribution”);

WHEREAS, Networks and Spinco intend the MSGH Contribution (as defined below) to qualify as a transaction to which sections 351(a) and 1032(a) of the Code (as defined below) apply;

WHEREAS, Networks and Spinco intend the MSGH Distribution (as defined below) to qualify, with respect to Networks, as a distribution to which section 731(a) of the Code applies;

WHEREAS, Networks and Spinco intend the Recapitalization (as defined below) to qualify as a tax-free transaction under section 368(a)(1)(E) of the Code;

WHEREAS, Networks and Spinco intend the Distribution to qualify for the Tax-Free Status (as defined below);

WHEREAS, the Boards of Directors of Networks and Spinco have each determined that the Distribution and the other transactions contemplated by the Distribution Agreement, and the Ancillary Agreements (as defined below) are in furtherance of and consistent with the Corporate Business Purposes and, as such, are in the best interests of their respective companies and stockholders or sole stockholder, as applicable, and have approved the Distribution Agreement, and each of the Ancillary Agreements;

WHEREAS, the Parties set forth in the Distribution Agreement the principal arrangements between them regarding the separation of the Spinco Group (as defined below) from the Networks Group (as defined below); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes (as defined below) arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” has the meaning set forth in the Distribution Agreement. For the avoidance of doubt, the term “Affiliate” as it applies to Spinco shall include the Spinco Company Entities.

“Agreed Treatment” means the treatment of (i) the MSGH Contribution as a transaction to which sections 351(a) and 1032(a) of the Code apply, (ii) the MSGH Distribution with respect to Networks as a distribution to which section 731(a) of the Code applies, (iii) the Recapitalization as a tax-free transaction to which section 368(a)(1)(E) of the Code applies, and (iv) the Distribution in accordance with the Tax-Free Status.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” means the agreements encompassed by such term in the Distribution Agreement.

“Business Day” has the meaning set forth in the Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the Networks Group and one or more members of the Spinco Group.

“Companies” means Networks and Spinco.

“Company” means Networks or Spinco, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other rights with respect to Networks Common Stock or Spinco Shares that are granted by Networks, Spinco or any of their respective Subsidiaries in connection with employee or director compensation or other employee benefits.

“Compensatory Equity Net Share Settlements” means “net share settlement” transactions with respect to Compensatory Equity Interests between either Party (or any of their respective Subsidiaries) on the one hand and the employee (or director, as the case may be) of such Party or the other Party (or any of their respective Subsidiaries) on the other hand, in each case pursuant to the terms of the relevant agreement with respect to such Compensatory Equity Interests.

“Contribution Agreement” means the Contribution Agreement between Networks, MSGH, and Spinco dated on or about the date hereof.

“Controlling Party” means, with respect to a Tax Contest, the Person that has responsibility, control and discretion in handling, defending, settling or contesting such Tax Contest.

“Corporate Business Purposes” means the Corporate Business Purposes as set forth in the Tax Opinion Representations (including any appendices thereto) and the “Reasons for the Distribution” in Spinco’s registration statement on Form 10.

“Deconsolidation Taxes” means any Taxes imposed on any member of the Networks Group or the Spinco Group as a result of or in connection with the MSGH Contribution, the MSGH Distribution and the Distribution (or any portion thereof), including, but not limited to, (i) MSGH Contribution Taxes, (ii) MSGH Distribution Taxes, and (iii) any Taxes imposed pursuant to or as a result of section 311 or 1502 of the Code or the Treasury Regulations thereunder (and under any applicable similar state, local or foreign law), but excluding any Transfer Taxes and Distribution Taxes.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Agreement” has the meaning set forth in the recitals hereof.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Distribution Taxes” means any Taxes arising from a Final Determination that the Distribution failed to be tax-free to Networks in accordance with the requirements of section 355 of the Code (including any Taxes resulting from the application of section 355(d) or (e) to the Distribution), or that any stock of Spinco failed to qualify as “qualified property” within the meaning of section 355(c)(2) of the Code (including as a result of the application of section 355(d) or 355(e) of the Code to the Distribution), and shall include any Taxes resulting from an election under section 336(e) of the Code in the circumstances set forth in Section 4.6 hereof.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement by and between Networks and Spinco entered into on or about the date hereof.

“Escheat Liability” means any unclaimed property or escheat liability, including any interest, penalty, administrative charge, or addition thereto and further including all costs of responding to or defending against an audit, examination, or controversy with respect to such liability, imposed by or on behalf of a governmental entity with respect to any property or obligation (including, without limitation, uncashed checks to vendors, customers, or employees and non-refunded overpayments).

“Excess Taxes” means the excess of (x) the Taxes for which Networks Group is liable if an election is made pursuant to section 336(e) of the Code under Section 4.6 of this Agreement, over (y) the Taxes for which Networks Group is liable if such an election is not made, in each case taking into account the allocation of Taxes that is otherwise applicable in this Agreement but without regard to Section 4.6 hereof.

“Expert Law Firm” means a law firm nationally recognized for its expertise in the matter for which its opinion is sought.

“Fifty-Percent Equity Interest” means, in respect of any corporation (within the meaning of the Code), stock or other equity interests of such corporation possessing (i) at least fifty percent (50%) of the total combined voting power of all classes of stock or equity interests entitled to vote, or (ii) at least fifty percent (50%) of the total value of shares of all classes of stock or of the total value of all equity interests.

“Filer” means the Company that is responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Final Determination” means a determination within the meaning of section 1313 of the Code or any similar provision of state or local Tax Law.

“Group” means the Networks Group or the Spinco Group, as the context requires.

“Indemnified Party” has the meaning set forth in Section 4.5.

“Indemnifying Party” has the meaning set forth in Section 4.5.

“Interest Rate” means (x) the “Applicable Rate” as set forth in the Distribution Agreement, or (y) if higher and if with respect to a payment to indemnify for a Tax to which the “large corporate underpayment” provision within the meaning of section 6621(c) of the Code applies, such interest rate that would be applicable at such time to such “large corporate underpayment.”

“IRS” means the Internal Revenue Service.

“MSGH” means MSG Holdings, L.P., a Delaware limited partnership.

“MSGH Contribution” means the contribution by MSGH to Spinco of (i) all of MSGH’s interests in the Spinco Company Entities and (ii) approximately $[            ] in cash, in exchange for the Spinco Pre-Recapitalization Shares.

“MSGH Contribution Gain” means any income or gain (including in respect of Schedule C) recognized upon the MSGH Contribution.

“MSGH Contribution Taxes” means any Taxes imposed on the MSGH Contribution Gain.

“MSGH Distribution” means the distribution by MSGH to RMH of all Spinco Pre-Recapitalization Shares received by MSGH pursuant to the MSGH Contribution.

“MSGH Distribution Gain” means any gain recognized by Networks upon the MSGH Distribution from the deemed sale or exchange of unrealized receivables or inventory items (as defined in section 751(c) and (d) of the Code, respectively) of MSGH.

“MSGH Distribution Taxes” means any Taxes imposed on the Networks Distribution Gain.

“Networks” has the meaning set forth in the preamble hereof.

“Networks Business” has the meaning ascribed to the term “Networks Business” in the Tax Opinion Representations that constitutes an active trade or business (within the meaning of section 355(b) of the Code) of the separate affiliated group of Networks.

“Networks Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“Networks Class B Common Stock” has the meaning set forth in the recitals to this Agreement.

“Networks Common Stock” has the meaning set forth in the recitals to this Agreement.

“Networks Group” has the meaning ascribed to the term “MSG Networks Group” in the Distribution Agreement.

“Networks Indemnified Party” includes each member of the Networks Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“Networks Restricted Action” means any action by Networks or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.4(a); and, for the avoidance of doubt, an action shall be and remain a Networks Restricted Action even if Networks or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.5(b).

“Networks Tainting Act” means any breach of a representation or covenant made by Networks in Section 7.1 of this Agreement or the taking of a Networks Restricted Action, if as a result of such breach or taking of a Networks Restricted Action a Final Determination is made that the Distribution failed to be tax-free by reason of (i) failing to qualify as a distribution described in section 355 of the Code, or (ii) any stock of Spinco failing to qualify as “qualified property” within the meaning of section 355(c)(2) of the Code (including as a result of the application of section 355(d) or 355(e) of the Code to the Distribution).

“Non-Controlling Party” has the meaning set forth in Section 5.3(a).

“Non-Filer” means any Company that is not responsible for filing the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Other Party” has the meaning set forth in Section 4.6(b).

“Party” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the date on which any required installment of estimated taxes determined under section 6655 of the Code is due, the date on which (determined without regard to extensions) filing the return determined under section 6072 of the Code is required, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Periodic Taxes” means Taxes imposed on a periodic basis that are not based upon or related to income or receipts. Periodic Taxes include property Taxes and similar Taxes.

“Permitted Acquisition” means any acquisition (as a result of the Distribution) of Spinco Shares solely by reason of holding Networks Common Stock, but does not include such an acquisition if such Networks Common Stock, before such acquisition, was itself acquired in a manner to which the flush language of section 355(e)(3)(A) of the Code applies (thus causing, for the avoidance of doubt, section 355(e)(3)(A)(i), (ii), (iii) or (iv) of the Code not to apply).

“Person” means any individual, corporation, company, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Recapitalization” means the issuance of all Spinco Shares to Networks in exchange for all of Networks’ Spinco Pre-Recapitalization Shares.

“Receiving Party” has the meaning set forth in Section 6.3.

“Responsible Party” has the meaning set forth in Section 4.6(b).

“Restriction Period” means the period beginning on the Distribution Date and ending twenty-four (24) months after the Distribution Date.

“Ruling” means the private letter ruling that was issued to Networks in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the Distribution filed by Networks with the IRS, as amended or supplemented, including any appendices and exhibits attached thereto or included therewith and including so much of the pre-submission materials submitted by Networks to the IRS, as related to the Distribution.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Opinion, in either case reasonably satisfactory to Networks or Spinco (as the context dictates) in both form and substance.

“Separate Return” means (a) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the Networks Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Spinco Group, and (b) in the case of any Tax Return required under relevant Tax Law to be filed by any member of the Spinco Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Networks Group.

“Spinco” has the meaning set forth in the preamble hereof.

“Spinco Business” has the meaning ascribed to the term “Spinco Business” in the Tax Opinion Representations that constitutes an active trade or business (within the meaning of section 355(b) of the Code) of the separate affiliated group of Spinco.

“Spinco Class A Common Shares” has the meaning set forth in the recitals to this Agreement.

“Spinco Class B Common Shares” has the meaning set forth in the recitals to this Agreement.

“Spinco Company Entities” means, collectively, the entities listed on Schedule A of the Distribution Agreement.

“Spinco Group” has the meaning ascribed to the term “Spinco Group” in the Distribution Agreement.

“Spinco Indemnified Party” includes each member of the Spinco Group, each of their representatives and Affiliates, each of their respective directors, officers, managers and employees, and each of their heirs, executors, trustees, administrators, successors and assigns.

“Spinco Pre-Recapitalization Shares” means the single class of issued and outstanding common stock, par value $0.01 per share, of Spinco.

“Spinco Restricted Action” means any action by Spinco or any of its Subsidiaries inconsistent with the covenants set forth in Section 7.3; and, for the avoidance of doubt, an action shall be and remain a Spinco Restricted Action even if Spinco or any of its Subsidiaries is permitted to take such an action pursuant to Section 7.5(a).

“Spinco Shares” has the meaning set forth in the recitals to this Agreement.

“Spinco Tainting Act” means a breach of the covenant made by Spinco in Section 7.1 of this Agreement or the taking of a Spinco Restricted Action, if as a result of such breach or taking of a Spinco Restricted Action a Final Determination is made that the MSGH Contribution failed to be tax-free by reason of the application of section 351(e) of the Code to the MSGH Contribution, or that the Distribution failed to be tax-free by reason of (i) failing to qualify as a distribution described in section 355 of the Code, or (ii) any stock of Spinco failing to qualify as “qualified property” within the meaning of section 355(c)(2) of the Code (including as a result of the application of section 355(d) or 355(e) of the Code to the Distribution).

“Straddle Period” means any taxable period beginning on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50%

or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For the avoidance of doubt, the term “Subsidiary” as it applies to Spinco shall include the Spinco Company Entities.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, any Escheat Liability, abandoned, or unclaimed property law, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, together with any reasonable expenses, including attorneys’ fees, incurred in defending against any such tax.

“Tax Adjustment” has the meaning set forth in Section 4.7.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer (or of the Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means the advisors listed in Schedule A.

“Tax-Free Status” means the qualification of the Distribution (a) as a transaction described in section 355 of the Code, (b) as a transaction in which the stock of Spinco distributed by Networks is “qualified property” for purposes of sections 355(c)(2), 355(d) and 355(e) of the Code, and (c) a transaction in which shareholders of Networks will not recognize income, gain or loss upon the Distribution under section 355(a) of the Code (except with respect to cash received in lieu of fractional shares).

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, adjustment in basis, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Opinion” means the opinion (or opinions) to be delivered by Tax Counsel to Networks in connection with the Distribution to the effect that (i) Networks will not recognize gain or loss upon the Distribution under section 355(c) of the Code, and (ii) shareholders of Networks will not recognize gain or loss upon the Distribution under section 355(a) of the Code, and no amount will be included in such shareholders’ income, except in respect of cash received in lieu of fractional shares of Spinco.

“Tax Opinion Representations” means the written and signed representations delivered to Tax Counsel in connection with the Tax Opinion.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transactions” means the transactions contemplated by the Contribution Agreement and the Distribution Agreement and includes, for the avoidance of doubt, (i) the MSGH Contribution, (ii) the MSGH Distribution, (iii) the Recapitalization, and (iv) the Distribution.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party hereto or any of its Affiliates in connection with the Distribution.

“Transition Services Agreement” means the transition services agreement between Networks and Spinco dated on or about the date hereof.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“Unqualified Opinion” means an unqualified “will” opinion of an Expert Law Firm that permits reliance by Networks or Spinco (as the context dictates). For the avoidance of doubt, an Unqualified Opinion must be based on factual representations and assumptions that are reasonably satisfactory to Networks or Spinco (as the context dictates).

SECTION 2. Allocation of Taxes and Tax-Related Losses.

2.1 Allocation of Taxes. Except as provided in Section 2.2 (Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes), Taxes shall be allocated as follows:

(a) Networks shall be liable for and shall be allocated (i) any Taxes attributable to members of the Networks Group for all periods, (ii) any Taxes attributable to members of the Spinco Group for any Pre-Distribution Period, other than the Taxes listed on Schedule D, and (iii) any Taxes listed on Schedule D to the extent that the amount of such Taxes is less than or equal to the amount listed on Schedule D.

(b) Spinco shall be liable for and shall be allocated (i) any Taxes attributable to members of the Spinco Group for any Post-Distribution Period, and (ii) any Taxes listed on Schedule D to the extent that the amount of such Taxes is in excess of the amount listed on Schedule D.

(c) In applying the provisions of Sections 2.1(a) and 2.1(b) (but subject to the provisions of Section 2.2):

(i) Any Taxes, other than Periodic Taxes, in respect of a Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period on a “closing of the books” basis by assuming that the books of the members of the Networks Group and the members of the Spinco Group were closed on the Distribution Date. Any Periodic Taxes in respect of a Straddle Period shall be allocated to the Pre-Distribution Period in an amount equal to such Periodic Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Distribution Date and the denominator of which is the number of calendar days in the entire period. The portion of any Periodic Taxes in respect of a Straddle Period not allocated to the Pre-Distribution Period shall be allocated to the Post-Distribution Period. For the avoidance of doubt, if a Party has prepaid Periodic Taxes that are allocated to the other Party under any provisions of this Agreement, the second Party shall reimburse the first Party to the extent so allocated.

(ii) Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group before the Effective Time on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group after the Effective Time on the Distribution Date shall be allocated to the Post-Distribution Period.

(iii) In determining the allocation of any Escheat Liability, the liability shall be allocated to the Party whose Group members actually hold (or are required to hold) the property subject to the Escheat Liability at the time a payment or remittance in respect of such liability is required to be made to the applicable governmental entity.

2.2 Allocation of Deconsolidation Taxes, Distribution Taxes and Transfer Taxes. Notwithstanding any other provision of this Agreement:

(a) Any and all Deconsolidation Taxes shall be borne by Networks.

(b) Spinco shall indemnify and hold harmless each Networks Indemnified Party from and against any liability of Networks for Distribution Taxes to the extent such Distribution Taxes are attributable to a Spinco Tainting Act, provided, however, that Spinco shall have no obligation to indemnify any Networks Indemnified Party hereunder if there has occurred, prior to such Spinco Tainting Act, a Networks Tainting Act and such Distribution Taxes are attributable to such Networks Tainting Act. It is understood and agreed that, in determining the amounts payable under this Section 2.2(b), there shall be included all costs, expenses and damages associated with shareholders litigation or controversies and any amount paid by Networks in respect of the liability of its shareholders, whether paid to its shareholders or to any Tax Authority, in connection with liability that may arise to shareholders as a result of receiving or accruing an amount payable under this Section 2.2(b), and all reasonable costs and expenses associated with such payments.

(c) Networks shall indemnify and hold harmless each Spinco Indemnified Party from and against any liability of Spinco for Distribution Taxes to the extent that Spinco is not liable for such Taxes pursuant to Section 2.2(b).

(d) The Companies shall cooperate with each other and use their commercially reasonable efforts to reduce and/or eliminate any Transfer Taxes. If any Transfer Tax remains payable after application of the first sentence of this Section 2.2(d) and notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated to Networks.

2.3 Tax Payments. Each Company shall be liable for and shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

SECTION 3. Preparation and Filing of Tax Returns.

3.1 Combined Returns.

(a) Networks shall be responsible for preparing and filing (or causing to be prepared or filed) all Combined Returns for any Tax Year. For any such return, Spinco shall furnish any relevant information, including pro forma returns, disclosures, apportionment data and supporting schedules, relating to any member of the Spinco Group necessary for completing any such return in a format suitable for inclusion in such return, provided that Spinco shall have the right to review and approve items on such returns if and to the extent such items directly relate to Taxes for which Spinco would be liable under Section 2, such approval not to be unreasonably delayed, conditioned or withheld by Spinco.

(b) For the period in which the Transition Services Agreement is in effect, Spinco shall assist in the preparation of any Tax Returns which may be requested by Networks in accordance with the terms of the Transition Services Agreement (even if, for the avoidance of doubt, the responsibility for preparation such Tax Return may be allocated to Networks under other provisions of this Agreement). Nothing in this Section 3.1(b) shall be construed to affect Networks’ right or responsibility to file the Tax Returns whose filing is allocated to Networks under other provisions of this Agreement.

3.2 Separate Returns.

(a) Tax Returns to be Prepared by Networks. Networks shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Networks Group and for which Spinco is not responsible under Section 3.2(b).

(b) Tax Returns to be Prepared by Spinco. Spinco shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Spinco Group for any Tax Year, provided, however, that in the case of such returns in respect of any Pre-Distribution Period or Straddle Period, Networks shall have the right to review and approve such returns, such approval not to be unreasonably delayed, conditioned or withheld by Networks.

3.3 Agent. Subject to the other applicable provisions of this Agreement (including, without limitation, Section 5), Networks and Spinco (and their respective Affiliates) shall designate the other Party as its agent and attorney-in-fact to take such action (including execution of documents) as such other Party may deem reasonably appropriate in matters relating to the preparation or filing of any Tax Return described in Sections 3.1 and 3.2.

3.4 Provision of Information.

(a) Networks shall provide to Spinco, and Spinco shall provide to Networks, any information about members of the Networks Group or the Spinco Group, respectively, that the Preparer reasonably requires to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b) If a member of the Spinco Group supplies information to a member of the Networks Group, or a member of the Networks Group supplies information to a member of the Spinco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.5 Special Rules Relating to the Preparation of Tax Returns.

(a) In General. All Tax Returns that include any members of the Networks Group or Spinco Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinion (including, for the avoidance doubt, the Tax Opinion Representations). Except as otherwise set forth in this Agreement, all Tax Returns for which Networks has the right to prepare, review, approve or file under Sections 3.1 and 3.2 shall be prepared (x) in accordance with elections, Tax accounting methods and other practices used with respect to such Tax Returns filed prior to the

Distribution Date (unless such past practices are not permissible under applicable law), or (y) to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable Tax Law), in any reasonable manner, in accordance with the preparation, review, approval and filing responsibilities of Sections 3.1 and 3.2; provided, however, that (i) each Party agrees that the Tax Returns listed in Schedule B shall not be prepared in a manner inconsistent with the requirements set forth in this Section 3.5(a) provided that such Tax Returns are prepared in the manner described in Schedule B, and (ii) in each case of (x) and (y) to the extent that a change in such elections, methods or practices could not reasonably be expected to result in any adverse impact on Networks and would not be inconsistent with applicable law, such Tax Returns shall be prepared in accordance with reasonable practices selected by Spinco.

(b) Election to File Consolidated, Combined or Unitary Tax Returns. Subject to Spinco’s reasonable approval, Networks shall elect to file any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

3.6 Refunds, Credits, Offsets, Tax Benefits

(a) Any refunds, credits, or offsets with respect to Taxes allocated to Networks pursuant to this Agreement shall be for the account of Networks. Any refunds, credits or offsets with respect to Taxes allocated to Spinco pursuant to this Agreement shall be for the account of Spinco.

(b) Networks shall forward to Spinco, or reimburse Spinco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Spinco within fifteen (15) Business Days from receipt thereof by Networks or any of its Affiliates. Spinco shall forward to Networks, or reimburse Networks for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Networks within fifteen (15) Business Days from receipt thereof by Spinco or any of its Affiliates. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the fifteen (15) Business Day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such interest). If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.6 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

(c) For the avoidance of doubt, no Party shall be required to reimburse the other Party under this Section 3.6 for the use of a refund, credit or offset or other Tax Benefit, calculated by reference to the Tax allocated to the other Party, including but not limited to a “dividends received deduction” set forth under section 243 of the Code and an unincorporated business tax credit as currently provided by Section 11-604 of the New York City Administrative Code or any successor thereto, if such deduction, credit or offset is not available to reduce the Tax liability of such other Party for any Tax Year.

3.7 Carrybacks. To the extent permitted under applicable Tax Laws, the Spinco Group shall make the appropriate elections in respect of any Tax Returns to waive any option to carry back any net operating loss, any credits or any similar item from a Post-Distribution Period to any Pre-Distribution Period or to any Straddle Period. Any refund of or credit for Taxes resulting from any such carryback by a member of the Spinco Group that cannot be waived shall be payable to Spinco net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith.

3.8 Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Networks Group or Spinco Group may be made only by the Company (or its Affiliates) responsible for filing the original Tax Return with respect to such member pursuant to Sections 3.1 or 3.2 (and, for the avoidance of doubt, subject to the same preparation, review, approval and filing rights set forth in Sections 3.1 or 3.2, to the extent applicable). Such Company (or its Affiliates) shall not, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, such other Company for any Tax Year (or portion thereof); provided, however, that such consent need not be obtained if (i) the Company filing the amended Tax Return by written notice to the other Company agrees to indemnify the other Company for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, such other Company as a result of the filing of such amended Tax Return, or (ii) such amended Tax Return is a Tax Return listed in Schedule B and prepared in the manner as described in Schedule B.

3.9 Compensatory Equity Interests. Matters relating to Taxes and/or Tax Items with respect to Compensatory Equity Interests shall be governed by the Employee Matters Agreement.

SECTION 4. Tax Payments.

4.1 Payment of Taxes to Tax Authority. Networks shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for filing pursuant to Section 3.1 or Section 3.2, and Spinco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for filing pursuant to Section 3.2.

4.2 Indemnification Payments.

(a) Tax Payments Made by the Networks Group. If any member of the Networks Group is required to make a payment to a Tax Authority for Taxes allocated to Spinco under this Agreement, Spinco will pay the amount of Taxes allocated to it to Networks not later than the later of (i) five (5) Business Days after receiving notification requesting such amount, and (ii) five (5) Business

Days prior to the date such payment is required to be made to such Tax Authority. Notwithstanding the preceding sentence, if any member of the Networks Group has made a prepayment of Periodic Taxes that are allocated to Spinco under this Agreement, Spinco will pay the amount of such Taxes allocated to it to Networks not later than thirty (30) Business Days after the Distribution Date.

(b) Tax Payments Made by the Spinco Group. If any member of the Spinco Group is required to make a payment to a Tax Authority for Taxes allocated to Networks under this Agreement, Networks will pay the amount of Taxes allocated to it to Spinco not later than the later of (i) five (5) Business Days after receiving notification requesting such amount, and (ii) five (5) Business Days prior to the date such payment is required to be made to such Tax Authority. Notwithstanding the preceding sentence, if any member of the Spinco Group has made a prepayment of Periodic Taxes that are allocated to Networks under this Agreement, Networks will pay the amount of such Taxes allocated to it to Spinco not later than thirty (30) Business Days after the Distribution Date.

4.3 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

4.4 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.

4.5 Adjustments to Payments. The amount of any payment made pursuant to this Agreement shall be adjusted as follows:

(a) If the receipt or accrual of any indemnity amounts for which any Party hereto (the “Indemnifying Party”) is required to pay another Party (the “Indemnified Party”) under this Agreement causes, directly or indirectly, an increase in the taxable income of the Indemnified Party under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income. For the avoidance of doubt, any liability for Taxes due to an increase in taxable income described in the immediately preceding sentence shall be governed by this Section 4.5(a) and not by Section 2.2.

(b) To the extent that Taxes for which the Indemnifying Party is required to pay to the Indemnified Party pursuant to this Agreement gives rise to a deduction, credit or other Tax Benefit (including as a result of any election set forth in Section 4.6) to the Indemnified Party or any of its Affiliates, the amount of any payment made to the Indemnified Party by the Indemnifying Party shall be decreased by taking into account any resulting reduction in Taxes actually realized by the Indemnified Party or any of its Affiliates resulting from such Tax Benefit (including as a result of any election set forth in Section 4.6). If such a reduction in Taxes of the Indemnified Party occurs following the payment made to the Indemnified Party with respect to the relevant indemnified Taxes, the Indemnified Party shall promptly repay the Indemnifying Party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.5(b) is subsequently decreased or eliminated, then the Indemnifying Party shall promptly pay the Indemnified Party the amount of the decrease in such Tax Benefit. This Section 4.5(b) shall not apply to the extent that Section 3.6(d) would also apply to cause recovery of the same amounts to the Indemnifying Party.

4.6 Section 336(e) Election.

(a) Networks and Spinco shall make a protective election under section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulations section 1.336-2(h) and (j) (and any applicable provisions under state and local law), provided that Spinco shall indemnify Networks for any cost to the Networks Group of making such an election (but it being understood that any such cost arising from Taxes shall be limited to Excess Taxes). Networks and Spinco shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 4.6 is intended to constitute a binding, written agreement to make an election under section 336(e) of the Code with respect to the Distribution.

(b) If Taxes are allocated to a Party (the “Responsible Party”) as a result of any election set forth in Section 4.6, then to the extent that such Taxes give rise to a Tax Benefit, other than a refund, credit or offset as described in Section 3.6(b), to the other Party (the “Other Party”) or any of its Affiliates, and such Tax Benefit results in an actual reduction in Taxes (determined on a with and without basis) of the Other Party or any of its Affiliates in any Tax Year, the Other Party shall pay to the Responsible Party in the relevant Tax Year an amount equal to such reduction in Taxes (determined on a with and without basis); provided, however, that this provision shall not apply to the extent that the actual reduction in Taxes for the relevant Tax Year and any unpaid reduction in Taxes for all prior Tax Years is less than $50,000.

4.7 Certain Final Determinations. If an adjustment (a “Tax Adjustment”) pursuant to a Final Determination in a Tax Contest initiated by a Tax Authority results in a Tax greater than the Tax shown on the relevant Tax Return for any Pre-Distribution Period, the Indemnified Party shall pay to the Indemnifying Party an amount equal to any Tax Benefit as and when actually realized by such Indemnified Party as a result of such Tax Adjustment. The Parties agree that if an Indemnified Party is required to make a payment to an Indemnifying Party pursuant to this Section 4.7, the Parties shall negotiate in good faith to set off the amount of such payment against any indemnity payments owed by the Indemnifying Party to the Indemnified Party, taking into account time value and similar concepts as appropriate.

SECTION 5. Cooperation and Tax Contests.

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.4 and 5.4, Networks and Spinco will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2 Notices of Tax Contests. Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by such other Company hereunder or (ii) Tax Items that may affect the amount or treatment of Tax Items of such other Company. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

5.3 Control of Tax Contests.

(a) Controlling Party. Subject to the limitations set forth in Section 5.3(b), each Filer (or the appropriate member of its Group) shall, at its own cost and expense, be the Controlling Party with respect to any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for filing (or causing to be filed) pursuant to Section 3 of this Agreement (it being understood, for the avoidance of doubt but subject to the other provisions of this Section 5.3(a), that Networks shall be the Controlling Party with respect to any Tax Contest involving Distribution Taxes), in which case any Non-Filer that could have liability under this Agreement for a Tax to which such Tax Contest relates shall be treated as the “Non-Controlling Party.” Notwithstanding the immediately preceding sentence, if a Non-Filer (x) acknowledges to the Filer in writing its full liability under this Agreement to indemnify for any Tax, and (y) provides to the Filer evidence (that is satisfactory to the Filer as determined in the Filer’s reasonable discretion) of the Non-Filer’s financial readiness and capacity to make such indemnity payment, then thereafter with respect to the Tax Contest relating solely to such Tax the Non-Filer shall be the Controlling Party (subject to Section 5.3(b)) and the Filer shall be treated as the Non-Controlling Party.

(b) Non-Controlling Party Participation Rights. With respect to a Tax Contest of any Tax Return that could result in a Tax liability that is allocated under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest and to provide comments and suggestions to the Controlling Party, such comments and suggestions not to be unreasonably rejected, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Controlling Party shall not settle or compromise such Tax Contest without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).

5.4 Cooperation Regarding Tax Contests. The Parties shall provide each other with all information relating to a Tax Contest which is needed by the other Party or Parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any party, the other Parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting Party to exercise its rights under this Agreement in respect of a Tax Contest. Spinco shall assist Networks, and Networks shall assist Spinco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Indemnifying Party or Parties shall reimburse the Indemnified Party or Parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 5.4.

SECTION 6. Tax Records.

6.1 Retention of Tax Records. Each of Networks and Spinco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statute of limitations, as extended, and (y) seven years after the Distribution Date.

6.2 Access to Tax Records. Spinco shall make available, and cause its Subsidiaries to make available, to members of the Networks Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period or Post-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by a member of the Networks Group or any of their Affiliates or with respect to any Tax Contest with respect to such return. Networks shall make available, and cause its Subsidiaries to make available, to members of the Spinco Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation, review, approval or filing of a Tax Return by a member of the Spinco Group or any of their Affiliates or with respect to any Tax Contest with respect to such return.

6.3 Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one Party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent that such information or document (i) is previously known to or in the possession of the other Party or Parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential,

(ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

SECTION 7. Representations and Covenants.

7.1 Covenants of Networks and Spinco.

(a) Networks hereby covenants that, to the fullest extent permissible under U.S. federal income and state Tax Laws, it will, and will cause the members of the Networks Group to, treat the applicable Transactions in accordance with the Agreed Treatment. Spinco hereby covenants that, to the fullest extent permissible under U.S. federal income and state Tax Laws, it will, and will cause each Subsidiary of Spinco to, treat the applicable Transactions in accordance with the Agreed Treatment.

(b) Networks further covenants that, as of and following the date hereof, Networks shall not and shall cause the members of the Networks Group not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or that would preclude the applicable Transactions from qualifying for the Agreed Treatment.

(c) Spinco further covenants that, as of and following the date hereof, Spinco shall not and shall cause its Subsidiaries not to take any action that (or fail to take any action the omission of which) would be inconsistent with the applicable Transactions qualifying for the Agreed Treatment or that would preclude the applicable Transactions from qualifying for the Agreed Treatment.

7.2 Private Letter Ruling. Networks represents that it has provided Spinco with a copy of the Ruling and the Ruling Request submitted on or prior to the Distribution Date, and agrees to provide Spinco with copies of any additional documents submitted to the IRS relating to the Ruling Request and prepared after the Distribution Date prior to the submission of such documents to the IRS in connection with the Distribution.

7.3 Covenants of Spinco.

(a) Without limiting the generality of the provisions of Section 7.1, Spinco, on behalf of itself and its Subsidiaries, agrees and covenants that Spinco and each of its Subsidiaries will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Spinco’s ceasing to be engaged in the active conduct of the Spinco Business with the result that Spinco is not engaged in the active conduct of a trade or business within the meaning of section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate of Spinco) any of Spinco’s outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (but it being understood, for the avoidance of doubt, that no agreement or covenant under this Section 7.3(a)(ii) is being entered with respect to Compensatory Equity Net Share Settlements), (iii) amend the certificate of incorporation (or other organizational documents) of Spinco that would affect the relative voting rights of separate classes of Spinco’s stock or would convert one class of Spinco’s stock into another class of its stock,

(iv) liquidate (within the meaning of section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate Spinco, (v) merge Spinco with any other corporation (other than in a transaction that does not affect the relative shareholding of Spinco shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of Spinco and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the Spinco Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock of Spinco representing a Fifty-Percent Equity Interest in Spinco (as determined for purposes of section 355(e) of the Code), other than a Permitted Acquisition.

7.4 Covenants of Networks.

(a) Without limiting the generality of the provisions of Section 7.1, Networks, on behalf of itself and each member of the Networks Group, agrees and covenants that Networks and each member of the Networks Group will not, directly or indirectly, during the Restriction Period, (i) take any action that would result in Networks’ ceasing to be engaged in the active conduct of the Networks Business with the result that Networks is not engaged in the active conduct of a trade or business within the meaning of section 355(b)(2) of the Code, (ii) redeem or otherwise repurchase (directly or through an Affiliate of Networks) any of Networks’ outstanding stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (but it being understood, for the avoidance of doubt, that no agreement or covenant under this Section 7.4(a)(ii) is being entered with respect to Compensatory Equity Net Share Settlements), (iii) amend the certificate of incorporation (or other organizational documents) of Networks that would affect the relative voting rights of separate classes of Networks’ stock or would convert one class of Networks’ stock into another class of its stock, (iv) liquidate (within the meaning of section 331 of the Code and the Treasury Regulations promulgated thereunder) or partially liquidate Networks, (v) merge Networks with any other corporation (other than in a transaction that does not affect the relative shareholding of Networks shareholders), sell or otherwise dispose of (other than in the ordinary course of business) the assets of Networks and its Subsidiaries, or take any other action or actions if such merger, sale, other disposition or other action or actions in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, assets representing one-half or more of the asset value of the Networks Group, or (vi) take any other action or actions that in the aggregate would have the effect that one or more Persons acquire (or have the right to acquire), directly or indirectly, as part of a plan or series of related transactions, stock of Networks representing a Fifty-Percent Equity Interest in Networks (as determined for purposes of section 355(e) of the Code).

(b) Nothing in this Section 7 shall be construed to give Spinco or any Affiliates of Spinco any right to remedies other than indemnification for any increase in the actual Tax liability (and/or decrease in Tax Benefit) of Spinco or any Affiliate of Spinco that results from Networks Group’s failure to comply with the covenants and representations in this Section 7.

7.5 Exceptions.

(a) Exceptions with Respect to Spinco.

(i) Notwithstanding Section 7.3 above, Spinco or any of its Subsidiaries may take a Spinco Restricted Action if Networks consents in writing to such Spinco Restricted Action, or if Spinco provides Networks with Satisfactory Guidance concluding that such Spinco Restricted Action will not alter the Tax-Free Status of the Distribution in respect of Networks and Networks’ shareholders.

(ii) Spinco and each of its Subsidiaries agree that Networks and each Networks Affiliate are to have no liability for any Tax resulting from any Spinco Restricted Actions permitted pursuant to this Section 7.5(a) and, subject to Section 2.2, agree to indemnify and hold harmless each Networks Indemnified Party against any such Tax. Spinco shall bear all costs incurred by it, and all reasonable costs incurred by Networks, in connection with requesting and/or obtaining any Satisfactory Guidance.

(b) Exceptions with Respect to Networks.

(i) Notwithstanding Section 7.4(a) above, Networks or any of its Subsidiaries may take a Networks Restricted Action if Spinco consents in writing to such Networks Restricted Action, or if Networks provides Spinco with Satisfactory Guidance concluding that such Networks Restricted Action will not alter the Tax-Free Status of the Distribution in respect of Spinco and Spinco’s shareholders.

(ii) Networks and each of its Subsidiaries agree that Spinco and each Spinco Affiliate are to have no liability for any Tax resulting from any Networks Restricted Actions permitted pursuant to this Section 7.5(b) and, subject to Section 2.2, agree to indemnify and hold harmless each Spinco Indemnified Party against any such Tax. Networks shall bear all costs incurred by it, and all reasonable costs incurred by Spinco, in connection with requesting and/or obtaining any Satisfactory Guidance.

7.6 Injunctive Relief. For the avoidance of doubt, Networks shall have the right to seek injunctive relief to prevent Spinco or any of its Subsidiaries from taking any action that is not consistent with the covenants of the Spinco or any of its Subsidiaries under Section 7.1 or 7.3.

7.7 Further Assurances. For the avoidance of doubt, (i) neither Networks nor a member of the Networks Group shall take any action on the Distribution Date that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of Spinco or any of its Subsidiaries, other than in the ordinary course of business, except for actions undertaken in connection with the Distribution, which actions are described in the Ruling Request or the Ruling, and (ii) neither Spinco nor any of its Subsidiaries shall take any action on the Distribution Date that would result in an increase of the actual Tax liability (and/or decrease of any Tax Benefit) of Networks or a member of the Networks Group, other than in the ordinary course of business, except for actions undertaken in connection with the Distribution, which actions are described in the Ruling Request or the Ruling.

SECTION 8. General Provisions.

8.1 Construction. This Agreement shall constitute the entire agreement (except insofar and to the extent that it specifically and expressly references the Distribution Agreement and any other Ancillary Agreement) between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Distribution Agreement or any other Ancillary Agreement.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.4 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Networks:

The Madison Square Garden Company (or, after the applicable name change, MSG Networks Inc.)

11 Penn Plaza

New York, New York 10001

Attention: President

with copy to:

MSG Spinco, Inc. (or, after the applicable name change, The Madison Square Garden Company)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

To Spinco:

MSG Spinco, Inc. (or, after the applicable name change, The Madison Square Garden Company)

Two Penn Plaza

New York, New York 10121

Attention: General Counsel

8.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

8.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that, subject to compliance with Section 7, if applicable, either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

8.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.8 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.9 Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or the Party’s charter or bylaws or any agreement, instrument or order binding such Party.

8.10 Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Networks without the approval of Spinco or the stockholders of Networks. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

8.11 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

8.12 Third-Party Beneficiaries. Except with respect to Networks Indemnified Parties and Spinco Indemnified Parties, and in each case, only where and as indicated herein, this Agreement is solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and should not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Spinco Indemnified Parties any rights or remedies against Spinco hereunder, and this Agreement is not intended to confer upon any Networks Indemnified Parties any rights or remedies against Networks hereunder.

8.13 Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

8.14 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.16 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.18 No Strict Construction; Interpretation.

(a) Each of Networks and Spinco acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

THE MADISON SQUARE GARDEN COMPANY

By:
Name:
Title:

MSG SPINCO, INC.

By:
Name:
Title: